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                                                                    EXHIBIT 10.3

                                 S1 CORPORATION

                                    AMENDMENT
                                       TO
                     SECURITY FIRST TECHNOLOGIES CORPORATION
                   AMENDED AND RESTATED 1995 STOCK OPTION PLAN

       The Security First Technologies Corporation Amended and Restated 1995 Stock Option Plan, as amended (the "Plan") is hereby amended as set forth below:

       1. The Name of the Plan is changed to the S1 Corporation Amended and Restated 1995 Stock Option Plan and references in the Plan to Security First Technologies Corporation shall be deemed to refer to S1 Corporation.

       2. The third sentence of Section 10(c) of the Plan is amended to read in its entirety as follows:

              Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option shall be made (i) in cash or in cash equivalents; (ii) through the tender to the Company of shares of Stock that have been held by the Optionee for at least six months, which shares shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their fair market value (determined in the manner described in Section 9 above) on the date of exercise; (iii) by delivering a written direction to the Company that the Option be exercised pursuant to a "cashless" exercise/sale procedure (pursuant to which funds to pay for exercise of the option are delivered to the Company by a broker upon receipt of stock certificates from the Company) or a cashless exercise/loan procedure (pursuant to which the optionees would obtain a margin loan from a broker to fund the exercise) through a licensed broker acceptable to the Company whereby the stock certificate or certificates for the shares of Stock for which the Option is exercised will be delivered to such broker as the agent for the individual exercising the Option and the broker will deliver to the Company cash (or cash equivalents acceptable to the Company) equal to the Option Price for the shares of Stock purchased pursuant to the exercise of the Option plus the amount (if any) of federal and other taxes that the Company, may, in its judgment, be required to withhold with respect to the exercise of the Option; or (iv) by a combination of the methods described in (i), (ii), and (iii); provided, however, that the Board may in its discretion impose and set forth in the Option Agreement such limitations or prohibitions on the use of shares of Stock to exercise Options as it deems appropriate.


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       3.     The Plan shall otherwise be unchanged by this Amendment.

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       The foregoing Amendment to the Plan was duly adopted and approved by the
Board of Directors of the Corporation by resolution at a meeting held on December 16, 1999.

                                            /s/ Nancy Kenley
                                            ----------------------------------
                                            Secretary

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